                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                          (AMENDMENT NO. 1)*


                           Hambrecht & Quist Group
--------------------------------------------------------------------------------
                              (NAME OF ISSUER)

                 Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                406545 10 3
--------------------------------------------------------------------------------
                              (CUSIP NUMBER)

                             December 31, 1997
--------------------------------------------------------------------------------
           (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

          [ ]   Rule 13d-1(b)
          [ ]   Rule 13d-1(c)
          [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 1 of 5 Pages

CUSIP No 406545103
Page 2 of 5 Pages
-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Daniel H. Case III
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a)  / /
     (b)  / /
-------------------------------------------------------------------------------
 3   SEC USE ONLY

-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S.A.
-------------------------------------------------------------------------------
  NUMBER OF
    SHARES              5   SOLE VOTING POWER
 BENEFICIALLY               2,035,860
  OWNED BY                  ---------------------------------------------------
    EACH
  REPORTING             6   SHARED VOTING POWER
 PERSON WITH                -0-
                            ---------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
                            2,035,860
                            ---------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
                            -0-
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,035,860
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
     SHARES*  / /

-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.4%
-------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No 406545103
Page 3 of 5 Pages

ITEM 1.

     (a)  NAME OF ISSUER:

     Hambrecht & Quist Group (the  "Issuer")

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     One Bush Street
     San Francisco, CA 94104

ITEM 2.

     (a)  NAME OF PERSON FILING:

     Daniel H. Case III

     (b)  ADDRESS OF PRINCIPAL OFFICE:

     c/o Hambrecht & Quist LLC
     One Bush Street
     San Francisco, CA 94104

     (c)  CITIZENSHIP:

     U.S.A.

     (d)  TITLE OF CLASS OF SECURITIES:

     Common Stock, par value $0.01 per share

     (e)  CUSIP NUMBER:

     406545103

ITEM 3.   TYPE OF REPORTING PERSON

          Inapplicable

ITEM 4.

     (a)  AMOUNT BENEFICIALLY OWNED:

          2,035,860 (includes options to purchase 178,536 shares of common stock exercisable within 60 days of December 31, 1997 and 16,547 shares held in trust for the benefit of the reporting person by the Hambrecht & Quist Group Savings and Employee Stock Ownership Plan).

     (b)  PERCENT OF CLASS:

          8.4%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)  Sole power to vote or to direct the vote:

                  2,035,860 (includes options to purchase 178,536 shares of common stock exercisable within 60 days of December 31, 1997 and 16,547 shares held in trust for the benefit of the

CUSIP No 406545103
Page 4 of 5 Pages

                  reporting person by the Hambrecht & Quist Group Savings and Employee Stock Ownership Plan).


            (ii)  Shared power to vote or to direct the vote:

                  -0-


           (iii)  Sole power to dispose or direct the disposition of:

                  2,035,860 (includes options to purchase 178,536 shares of common stock exercisable within 60 days of December 31, 1997 and 16,547 shares held in trust for the benefit of the reporting person by the Hambrecht & Quist Group
                  Savings and Employee Stock Ownership Plan).


            (iv)  Shared power to dispose or direct the disposition of:

                  -0-

 ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

           Inapplicable

 ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

           Inapplicable

 ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

           Inapplicable

 ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

           Inapplicable

 ITEM 9.   NOTICE OF DISSOLUTION OF THE GROUP:

           Inapplicable


 ITEM 10.  CERTIFICATION:

           Inapplicable

CUSIP No 406545103
Page 5 of 5 Pages

                              SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 12, 1998
                                   ______________________________________
                                                  Date
                                             /s/  Daniel H. Case III
                                   ______________________________________
                                                     Signature

                                             Daniel H. Case III
                                   ______________________________________
                                                    Name/Title